Exhibit 4(i)

TERM LOAN AGREEMENT
Dated as of December 28, 2020
among
CADDO WIND, LLC,
as the Borrower
ALLETE, INC.
and
ALLETE CLEAN ENERGY, INC.,
as Guarantors
and
BANK OF AMERICA, N.A.,
as the Lender

Exhibit 4(i)

TABLE OF CONTENTS
Page

TOC \f C \t "Article_L1,1, Definitions_1,1, Heading 1,1, Article_L2,2, Definitions_2,2, Heading 2,2, Heading 2_RunIn,2" GUID=7665ddd5-1da9-4750-aa01-7a273e397771
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms.	1
1.02 Other Interpretive Provisions.	16
1.03 Accounting Terms.	17
1.04 Rounding.	17
1.05 Times of Day; Rates.	17
ARTICLE II TERM COMMITMENT AND TERM BORROWINGS	18
2.01 Term Loans.	18
2.02 Term Borrowings, Conversions and Continuations of Term Loans.	18
2.03 Optional Prepayments.	19
2.04 Termination or Reduction of Term Commitment.	19
2.05 Repayment of Term Loans.	20
2.06 Interest and Default Rate.	20
2.07 Fees.	20
2.08 Computation of Interest and Fees.	21
2.09 Payments Generally.	21
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	21
3.01 Taxes.	21
3.02 Illegality.	22
3.03 Inability to Determine Rates.	22
3.04 Increased Costs; Reserves on Eurodollar Rate Loans.	25
3.05 Compensation for Losses.	26
3.06 Survival.	27
ARTICLE IV CONDITIONS PRECEDENT TO TERM BORROWINGS	27
4.01 Conditions of Initial Term Borrowing.	27
4.02 Conditions to all Term Borrowings.	28
ARTICLE V REPRESENTATIONS AND WARRANTIES	29
5.01 Organization; Powers.	29
5.02 Authorization; Enforceability	29
5.03 Governmental Approvals; No Conflicts.	29
5.04 Financial Condition; No Material Adverse Change.	29
5.05 Litigation.	30
5.06 Environmental Matters.	30
5.07 Investment Company Status..	30
5.08 ERISA.	30
5.09 Disclosure.	30

Exhibit 4(i)

Exhibit 4(i)

SCHEDULES
Schedule 1.01    Certain Addresses for Notices
Schedule 5.05/5.06    Disclosed Matters
Schedule 5.10    List of Subsidiaries
EXHIBITS
Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Loan Notice
Exhibit C    Form of Notice of Loan Prepayment

2

Exhibit 4(i)
TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT is entered into as of December 28, 2020, among CADDO WIND, LLC, a Delaware limited liability company, as the Borrower, the Guarantors (as hereinafter defined) and BANK OF AMERICA, N.A., as the Lender.
PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties have requested that the Lender make loans and other financial accommodations to the Loan Parties.
WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS
i.Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
1.“Accountants” means PricewaterhouseCoopers, L.L.P. or another registered public accounting firm of recognized national standing.
2.“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
3.“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
4.“Agreement” means this Term Loan Agreement.
5.“ALLETE” means ALLETE, Inc., a Minnesota corporation.
6.“ALLETE Clean Energy” means ALLETE Clean Energy, Inc., a Minnesota corporation.
7.“ALLETE Enterprises” means ALLETE Enterprises, Inc., a Minnesota corporation
8.“ALLETE Financial Statements” has the meaning assigned to such term in Section 5.04(a).
9.“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to ALLETE or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

Exhibit 4(i)
10.“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.13.
11.“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 1.125% per annum and (b) with respect to Base Rate Loans, 0.125% per annum.
12.“Availability Period” means the period from and including the Closing Date to the earlier of (a) the Maturity Date for the Term Facility and (b) the date of termination of the Term Commitment of the Lender to make Term Loans pursuant to Section 8.02.
13.“Bank of America” means Bank of America, N.A. and its successors.
14.“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.125%, subject to the interest rate floors set forth therein. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
15.“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
16.“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
17.“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
18.“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
19.“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
20.“Borrower” has the meaning specified in the introductory paragraph hereto.
21.“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
22.“Capital Lease Obligations” means with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in

Exhibit 4(i)
accordance with GAAP, provided that no power purchase agreement or operating lease shall constitute a Capital Lease Obligation.
23.“Change in Control” means the occurrence of any of the following: (a) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 but excluding any employee benefit plan of ALLETE or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 30% of the total voting power in the aggregate of all classes of the Voting Securities of ALLETE then outstanding, (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of ALLETE cease for any reason to constitute a majority of the directors of ALLETE then in office unless (i) such new directors were elected or nominated by a majority of the directors of ALLETE who constituted the board of directors of ALLETE at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability; (c) any event or condition relating to a change of control of ALLETE shall occur which requires or permits the holder or holders of indebtedness of ALLETE in an aggregate principal amount of $35,000,000 or more, or any agent or trustee for such holders, to require payment, purchase, redemption or defeasance of such indebtedness prior to its expressed maturity; (d) the failure of ALLETE to, directly or indirectly, own 100% of the Voting Securities of ALLETE Clean Energy; or (e) the failure of the Guarantors to, directly or indirectly, own 100% of the Equity Interests of the Borrower; provided, that, notwithstanding anything to the contrary in this clause (e), [REDACTED] shall be permitted to, directly or indirectly, own up to 30% of the Equity Interests of the Borrower so long as an Affiliate of a Guarantor continues to act as manager of the Borrower.
24.“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
25.“Closing Date” means the date hereof.
26.“CoBank Equities” means all of ALLETE’s cash patronage, stock and other equities in CoBank ACB acquired in connection with its patronage loan from CoBank ACB (or its Affiliate).
27.“Code” means the Internal Revenue Code of 1986.
28.“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
29.“Consolidated Assets” means the total amount of assets shown on the consolidated balance sheet of ALLETE and its Subsidiaries, determined in accordance with GAAP and prepared as of

Exhibit 4(i)
the end of the fiscal quarter then most recently ended for which financial statements have been filed with the SEC.
30.“Construction Loan Agreement” means a secured Construction Loan Agreement, to be entered into between the Borrower and ALLETE Enterprises, in an amount not to exceed $250,000,000.
31.“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
32.“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
33.“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
34.“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable law.
35.“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in (a) Schedule 5.05/5.06, (b) the current and periodic reports filed by ALLETE from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (c) disclosed by any Loan Party to the Lender in writing.
36.“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Stock), in whole or in part, on or prior to the date that is 180 days after the Maturity Date.
37.“Dollar” and “$” mean lawful money of the United States.
38.“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
39.“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Exhibit 4(i)
40.“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
41.“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of any Hazardous Material or to health and safety matters.
42.“Equity Interest” means (a) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (b) all warrants, options or other rights to acquire any Equity Interest set forth in the foregoing clause (a).
43.“ERISA” means the Employee Retirement Income Security Act of 1974.
44.“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with ALLETE or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
45.“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived, (c) the incurrence by ALLETE, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by ALLETE, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by ALLETE, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (f) the receipt by ALLETE, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from ALLETE, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
46.“Eurodollar Rate” means:
a.for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
b.for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) London

Exhibit 4(i)
Banking Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
47.“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
48.“Event of Default” has the meaning specified in Section 8.01.
49.“Excluded Taxes” means any taxes measured by net income (however denominated), franchise taxes, and branch profits taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, in each case, (a) imposed as a result of the lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.
50.“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Term Commitment has terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).
51.“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
52.“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Loan Party.
53.“Fitch” means Fitch Ratings, Inc. or any successor thereto.
54.“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.
55.“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that in the event ALLETE converts to use the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC, then the term “GAAP” as used in this Agreement shall be deemed to mean and refer to such International Financial Reporting Standards or such other method of accounting instead, which are applicable to the circumstances as of the date of determination, consistently applied.

Exhibit 4(i)
56.“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including supranational bodies such as the European Union or European Central Bank).
57.“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guarantee of a Person in respect of any Permitted Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Permitted Hedge Agreement with such Person, provided further that the obligations of such other Person under such Permitted Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.
58.“Guaranteed Obligations” has the meaning set forth in Section 9.01.
59.“Guarantors” means, collectively, ALLETE and ALLETE Clean Energy.
60.“Guaranty” means, collectively, the Guarantees made by the Guarantors under Article IX in favor of the Lender.
61.“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
62.“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedge, future, forward, swap, option, cap, floor, collar or similar agreement or arrangement (including both physical and financial settlement transactions).

Exhibit 4(i)
63.“Immaterial Subsidiary” means a Subsidiary that (a) has consolidated total assets with a book value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of ALLETE’s consolidated total revenues for the period ending on the last day of such fiscal quarter.
64.“Immaterial Transaction” means any transaction or event described in Section 8.01(i) or Section 8.01(j) so long as, after giving effect to such transaction or event, all Subsidiaries that have become subject to such transactions or events during the 12-month period ending on the date of such transaction or event (a) had consolidated total assets with a fair market value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of ALLETE’s consolidated total revenues for the period ending on the last day of such fiscal quarter.
65.“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through such Person’s issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured, (f) indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (g) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (h) obligations under Capital Lease Obligations, (i) Guarantees of such Person in respect of Indebtedness of others, and (j) to the extent not otherwise included, all net obligations of such Person under Permitted Hedge Agreements.
66.“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
67.“Indemnitees” has the meaning specified in Section 10.04(b).
68.“Information” has the meaning specified in Section 10.07.
69.“Intellectual Property” means all copyrights, trademarks, service marks, patents, trade names and service names.
70.“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and

Exhibit 4(i)
(b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
71.“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by the Lender; provided that:
a.any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
b.any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
c.no Interest Period shall extend beyond the Maturity Date.
72.“Investment Grade Rating” has the meaning assigned to such term in Section 7.02.
73.“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
74.“Lender” means Bank of America, N.A. and its successors and assigns.
75.“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.
76.“LIBOR” has the meaning specified in clause (a) of the definition of Eurodollar Rate.
77.“LIBOR Replacement Date” has the meaning specified in Section 3.03(b).
78.“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Lender designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
79.“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).
80.“LIBOR Successor Rate Conforming Changes” means, with respect to any LIBOR Successor Rate, any conforming changes to this Agreement, including changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption

Exhibit 4(i)
and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
81.“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), assignment, deposit arrangement, pledge, hypothecation, encumbrance or preference, priority, charge or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
82.“Loan Documents” means, collectively, this Agreement and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing.
83.“Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower
84.“Loan Party” means, collectively, the Borrower and each Guarantor.
85.“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
86.“Margin Stock” has the meaning assigned to such term in Regulation U.
87.“Material Adverse Change” means a material adverse change in (a) the financial condition, operations, business or property of (i) the Borrower or (ii) ALLETE and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents or (c) the ability of the Lender to enforce its rights and remedies under the Loan Documents.
88.“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or property of (i) the Borrower or (ii) ALLETE and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents or (c) the ability of the Lender to enforce its rights and remedies under the Loan Documents.
89.“Material Obligations” means as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of the Loan Parties or any Subsidiary or, in the case of the Loan Parties, any Guarantee, in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Obligations, the “principal amount” of Indebtedness, operating leases or Guarantees at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Guarantees became due and payable on such day.
90.“Maturity Date” means December 27, 2021; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

Exhibit 4(i)
91.“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
92.“Mortgage” means the Mortgage and Deed of Trust, dated as of September 1, 1945, among ALLETE, The Bank of New York Mellon (formerly Irving Trust Company) and Andres Serrano (successor to Philip L. Watson), Trustees.
93.“MPUC” means the Minnesota Public Utilities Commission or any Governmental Authority succeeding to the functions thereof.
94.“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
95.“Notice of Loan Prepayment” means a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
96.“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.
97.“OFAC” has the meaning assigned to such term in Section 5.15.
98.“Other Connection Taxes” means taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
99.“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to any assignment.
100.“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
101.“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

Exhibit 4(i)
102.“Permitted Encumbrances” means:
a.Liens imposed by law for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due or are being contested in compliance with Section 6.04, provided that enforcement of such Liens is stayed pending such contest;
b.landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested, provided that enforcement of such Liens is stayed pending such contest;
c.pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (but not ERISA);
d.pledges and deposits to secure the performance of bids, trade contracts, leases, purchase agreements, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and other than promissory notes and contracts for the repayment of borrowed money;
e.Liens (including contractual security interests) in favor of a financial institution (including securities firms) encumbering deposit accounts or checks or instruments for collection, commodity accounts or securities accounts (including the right of set-off) at or held by such financial institution in the ordinary course of its commercial business and which secure only liabilities owed to such financial institution arising out of or resulting from its maintenance of such account or otherwise are within the general parameters customary in the financial industry;
f.judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(k);
g.any interest of a lessor or licensor in property under an operating lease under which any Loan Party or any Subsidiary is lessee or licensee, and any restriction or encumbrance to which the interest of such lessor or licensor is subject;
h.Liens arising from filed UCC-1 financing statements relating solely to leases not prohibited by this Agreement;
i.leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of ALLETE and its Subsidiaries;
j.licenses of Intellectual Property granted by any Loan Party or any Subsidiary in the ordinary course of business and not materially interfering with the ordinary conduct of the business of ALLETE and its Subsidiaries;
k.easements, servitudes (contractual and legal), zoning restrictions, rights of way, encroachments, minor defects and irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not render title to such property unmarketable or materially interfere with the ability of ALLETE and its Subsidiaries, as the case may be, to utilize their respective properties for their intended purposes;

Exhibit 4(i)
l.Liens securing obligations, neither assumed by any Loan Party or any Subsidiary nor on account of which any Loan Party or any Subsidiary customarily pays interest, upon real estate on which any Loan Party or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which any Loan Party or any Subsidiary is the lessee, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment, or service buildings incidental to any of the foregoing;
m.Liens with respect to properties involved in the production of oil, gas and other minerals, unitization and pooling agreements and orders, operating agreements, royalties, reversionary interests, preferential purchase rights, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business;
n.Liens in favor of Governmental Authorities encumbering assets acquired in connection with a government grant program, and the right reserved to, or vested in, any Governmental Authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase, condemn, recapture or designate a purchaser of any property;
o.Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;
p.Liens on any cash collateral for letters of credit issued under ALLETE’s primary revolving credit facility or under ALLETE’s letter of credit agreements with CoBank ACB and Wells Fargo Bank, National Association , upon the occurrence of an event of default thereunder or to cover an issuing lender’s credit exposure under any such facility or agreement with respect to a defaulting lender thereunder;
q.customary Liens for the fees and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;
r.agreements for and obligations (other than repayment of borrowed money) relating to the joint or common ownership, operation, and use of property, including Liens under joint venture or similar agreements securing obligations incurred in the conduct of operations or consisting of a purchase option, call or right of first refusal with respect to the Equity Interests in such jointly owned Person;
s.Liens granted on cash or invested funds constituting proceeds of any sale or disposition of property deposited into escrow accounts to secure indemnification, adjustment of purchase price or similar obligations incurred in connection with such sale or disposition, in an amount not to exceed the amount of gross proceeds received from such sale or disposition; and
t.Liens granted to secure obligations under the Construction Loan Agreement.
103.“Permitted Hedge Agreement” means any Hedge Agreement engaged in by a Person as part of its normal business operations with the purpose and effect of hedging and protecting such Person against fluctuations or adverse changes in the prices of electricity, gas, fuel or other commodities, interest

Exhibit 4(i)
rates or currency exchange rates, which Hedge Agreement is part of a risk management strategy and not for purposes of speculation and not intended primarily as a borrowing of funds. For the sake of clarity, any power sales agreements entered into by the Borrower, to the extent they are deemed to be Hedge Agreements, shall be Permitted Hedge Agreements.
104.“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
105.“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which ALLETE, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
106.“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
107.“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).
108.“Rating Agencies” means Fitch, Moody’s and S&P (or, if any of the foregoing ceases to provide Senior Debt Ratings as contemplated hereby, such other nationally recognized rating agency as shall be agreed by the Loan Parties and the Lender).
109.“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
110.“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
111.“Regulation W” means Regulation W of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
112.“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
113.“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Lender applicable to such LIBOR Successor Rate:
a.the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Lender from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Lender; or
b.the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the

Exhibit 4(i)
interest period, interest payment date or payment period for interest calculated and/or tenor thereto).
114.“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
115.“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
116.“Request for Term Borrowing” means, with respect to a Term Borrowing, conversion or continuation of Term Loans, a Loan Notice.
117.“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer or controller of any Loan Party and (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Loan Party and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers of the Borrower in a notice to the Lender or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.
118.“Restricted Person” has the meaning assigned to such term in Section 5.15.
119.“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
120.“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
121.“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.
122.“Senior Debt Rating” means, at any date, the credit rating identified by a Rating Agency as the credit rating that (a) it has assigned to long term unsecured senior debt of ALLETE or (b) would assign to long term unsecured senior debt of ALLETE were ALLETE to issue or have outstanding any long term unsecured senior debt on such date.
123.“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Exhibit 4(i)
124.“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency or (b) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Unless the context otherwise requires, any reference to a Subsidiary shall be deemed to refer to a Subsidiary of ALLETE.
125.“SWLP Mortgage” means the Mortgage and Deed of Trust, dated as of March 1, 1943, between Superior Water, Light and Power Company and U.S. Bank National Association (successor to First Bank (N.A.) as successor to Chemical Bank and Trust Company as Corporate Trustee and Howard B. Smith as Co-Trustee) as Trustee.
126.“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.
127.“Term Commitment” means the Lender’s obligation to make Term Loans to the Borrower pursuant to Section 2.01. The Term Commitment on the Closing Date shall be $100,000,000.
128.“Term Facility” means (a) at any time during the Availability Period, the sum of (i) the aggregate amount of the Term Commitment at such time and (ii) the aggregate principal amount of the Term Loans outstanding at such time and (b) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.
129.“Term Loan” means an advance made by the Lender under the Term Facility.
130.“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Lender) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Lender from time to time in its reasonable discretion.
131.“Total Capitalization” means, at any time, the difference between (a) the sum of each of the following at such time with respect to ALLETE and its Subsidiaries, determined on a consolidated basis in accordance with GAAP: (i) preferred Equity Interests, plus (ii) common Equity Interests and any premium on Equity Interests thereon (as such term is used in ALLETE Financial Statements), excluding accumulated other comprehensive income or loss, plus (iii) retained earnings, plus (iv) Total Indebtedness, and (b) (i) stock of ALLETE acquired by ALLETE and (ii) stock of a Subsidiary acquired by such Subsidiary, in each case at such time, as applicable, determined on a consolidated basis in accordance with GAAP.
132.“Total Indebtedness” means, at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in ALLETE Financial Statements)) at such time of ALLETE and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Exhibit 4(i)
133.“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Term Loans and (c) the use of the proceeds of the Term Loans.
134.“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
135.“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
136.“United States” and “U.S.” mean the United States of America.
137.“Voting Security” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.
138.“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
139.“WPS” means the Public Service Commission of Wisconsin or any Governmental Authority succeeding to the functions thereof.
a.Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
1.The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any articles, bylaws, operation agreement or other organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such

Exhibit 4(i)
law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
2.In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
3.Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
b.Accounting Terms.
4.Except as otherwise expressly provided herein, as used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP (including any change to the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC) would affect the computation of any financial requirement set forth in this Agreement, the Lender and the Borrower shall negotiate in good faith to amend such requirement to reflect such change in GAAP, provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.
5.Notwithstanding anything to the contrary contained in Section 1.03(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
c.Rounding.
Any financial ratios required to be maintained by ALLETE pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
d.Times of Day; Rates.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Exhibit 4(i)
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
ARTICLE II.

TERM COMMITMENT AND TERM BORROWINGS
e.Term Loans.
Subject to the terms and conditions set forth herein, the Lender agrees to make loans to the Borrower, in Dollars, from time to time in up to two (2) draws, on any Business Day during the Availability Period for the Term Facility, in an aggregate amount not to exceed the Term Facility. Each Term Borrowing shall consist of Term Loans made by the Lender. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term Borrowing.
f.Term Borrowings, Conversions and Continuations of Term Loans.
6.Notice of Term Borrowing. Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. (A) three (3) Business Days prior to the requested date of any Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (B) on the requested date of any Term Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lender not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation. Not later than 11:00 a.m., three (3) Business Days before the requested date of such Term Borrowing, conversion or continuation, the Lender shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available. Each Term Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Term Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Term Loans, as the case may be, under the Term Facility, (ii) the requested date

Exhibit 4(i)
of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
7.Advances. Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Term Borrowing is the initial Term Borrowing, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.
8.Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.
9.Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facility.
g.Optional Prepayments.
The Borrower may, pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (a) such notice must be received by Lender not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

Exhibit 4(i)
h.Termination or Reduction of Term Commitment.
10.Mandatory. The aggregate Term Commitment shall be automatically and permanently reduced to zero on the last day of the Availability Period for the Term Facility.
11.Voluntary. The Borrower may at any time terminate, or from time to time reduce, the Term Commitment upon three (3) Business Days’ notice to the Lender.
12.Payment of Fees. All fees in respect of the Term Facility accrued until the effective date of any termination of the Term Facility shall be paid on the effective date of such termination.
i.Repayment of Term Loans. The Borrower promises to repay to the Lender the aggregate principal amount of all Term Loans outstanding on the Maturity Date, unless accelerated sooner pursuant to Section 8.02.
j.Interest and Default Rate.
13.Interest. Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
14.Default Rate.
i.If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
ii.If any amount (other than principal of any Term Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
iii.Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
iv.Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
15.Interest Payments. Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be

Exhibit 4(i)
specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
k.Fees.
16.Ticking Fee. The Borrower shall pay to the Lender a ticking fee (the “Ticking Fee”) equal to the product of (x) 0.20% times (y) the actual daily amount of the aggregate Term Commitment. The Ticking Fee shall commence accruing on February 1, 2021 and thereafter shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after February 1, 2021, and on the last day of the Availability Period. The Ticking Fee shall be calculated quarterly in arrears.
17.Other Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
l.Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
m.Payments Generally.
All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Exhibit 4(i)
n.Taxes.
If any payments to the Lender under this Agreement are made from outside the United States, no Loan Party will deduct any foreign taxes from any payments it makes to the Lender. If any such taxes are imposed on any payments made by any Loan Party (including payments under this paragraph), such Loan Party will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, such Loan Party will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
The applicable Loan Party will confirm that it has paid the taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.
o.Illegality.
If Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lender’s Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Term Borrowing or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to the Borrower, (a) any obligation of Lender to issue, make, maintain, fund or charge interest with respect to any such Term Borrowing or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on such Base Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to Lender without reference to the Eurodollar Rate component thereof until the Borrower is advised in writing by Lender that it is no longer illegal for Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
p.Inability to Determine Rates.
18.If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the

Exhibit 4(i)
Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Term Loans in the applicable currency and amount, and with the same Interest Period as the Term Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Term Loans.
19.Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:
v.adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
vi.the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Lender or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
vii.the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or
viii.commercial loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR:
then, in the case of clauses (i)-(iii) above, on a date and time determined by the Lender (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the

Exhibit 4(i)
Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):
(x)    Term SOFR plus the Related Adjustment; and
(y)    SOFR plus the Related Adjustment;
and in the case of clause (iv) above, on the fifth Business Day after the Lender provides notice to the Borrower of the occurrence of the circumstances described in clause (iv) above, LIBOR under this Agreement and under any other Loan Document shall be replaced in accordance with the definition of “LIBOR Successor Rate;
provided that, if the Lender determines that Term SOFR has become available, is administratively feasible for the Lender and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Lender notifies the Borrower of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.
The Lender will promptly (in one or more notices) notify the Borrower of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.
Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.
Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0%, the LIBOR Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a LIBOR Successor Rate, the Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
If the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

Exhibit 4(i)
20.Notwithstanding anything to the contrary herein, (i) after any such determination by the Lender or receipt by the Lender of any such notice described under Section 3.03(b)(i)-(iii), as applicable, if the Lender determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(b)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Lender determines that none of the LIBOR Successor Rates is available, then in each case, solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, Lender may designate by prior notice to the Borrower another alternate benchmark rate to be effective under this Agreement on the fifth Business Day following notice, giving due consideration to any evolving or then existing convention for similar Dollar denominated commercial credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated commercial credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such alternative rate and adjustments shall constitute a LIBOR Successor Rate.
21.If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (b) or (c) of this Section 3.03 and the circumstances under clauses (b)(i) or (b)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (b) or (c). Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a committed borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
q.Increased Costs; Reserves on Eurodollar Rate Loans.
22.Increased Costs Generally. If any Change in Law shall:
ix.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement contemplated by Section 3.04(d));
x.subject the Lender to any taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto in respect thereof (other than (A) Indemnified Taxes and (B) Excluded Taxes); or

Exhibit 4(i)
xi.impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
23.Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment of the Lender or the Term Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
24.Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
25.Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Term Commitment or the funding of the Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Commitment or Term Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.
26.Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not

Exhibit 4(i)
be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
r.Compensation for Losses.
Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
27.any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
28.any failure by the Borrower (for a reason other than the failure of the Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
s.Survival.
All of the Loan Parties’ obligations under this Article III shall survive termination of the Term Commitment and repayment of all other Obligations hereunder.
ARTICLE IV.

CONDITIONS PRECEDENT TO TERM BORROWINGS
t.Conditions of Initial Term Borrowing.
The obligation of the Lender to make the initial Term Borrowing hereunder is subject to satisfaction of the following conditions precedent:
29.Execution of Term Loan Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and (ii) counterparts of any other Loan Document, executed by a Responsible Officer of each Loan Party, as applicable, and a duly authorized officer of each other Person party thereto.

Exhibit 4(i)
30.Legal Opinions. The Lender shall have received favorable written opinions (addressed to the Lender and dated on or prior to the Closing Date) from Margaret A. Thickens, Vice President, Chief Legal Officer and Corporate Secretary of ALLETE, Lyssa Supinski, General Counsel and Corporate Secretary of ALLETE Clean Energy and General Counsel and Secretary of the Borrower, and Cohen Tauber Spievack & Wagner P.C., special counsel to the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Lender may reasonably request. The Loan Parties hereby request such counsel to deliver such opinion.
31.Organizational Documents, etc. The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to (i) the organization, existence and good standing of each Loan Party (including (A) a certificate of incorporation or formation of each Loan Party, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation, and (B) certificates of good standing (or comparable certificates) for each Loan Party, certified as of a recent date prior to the Closing Date, by the Secretaries of State (or comparable officials)) of the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel.
32.Officer’s Certificates. The Lender shall have received certificates, in form and substance satisfactory to the Lender, dated on or prior to the Closing Date and signed by the chief executive officer, treasurer or another Financial Officer of each Loan Party acceptable to the Lender, certifying that the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied as of the Closing Date.
33.KYC. (i) The Lender shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing of the Loan Parties at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, if the Lender has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.
34.Fees and Expenses. The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
35.Miscellaneous. Such other documents as the Lender or its counsel may have reasonably requested.

Exhibit 4(i)
u.Conditions to all Term Borrowings.
The obligation of the Lender to honor any Request for Term Borrowing (other than a Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
36.Representations and Warranties. The representations and warranties of the Loan Parties contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Term Borrowing and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Term Borrowing; provided that to the extent any such representation or warranty is stated to have been made as of an earlier date, it is true and correct as of such earlier date.
37.Default. No Default shall exist, or would result from such proposed Term Borrowing or from the application of the proceeds thereof.
38.Request for Term Borrowing. The Lender shall have received a Request for Term Borrowing in accordance with the requirements hereof.
Each Request for Term Borrowing (other than a Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Term Borrowing.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender that:
v.Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
w.Authorization; Enforceability. The Transactions are within the corporate powers of the Loan Parties and have been duly authorized by all necessary corporate or limited liability company and, if required, equity holder action. Each Loan Document has been duly executed and delivered by the applicable Loan Parties and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.

Exhibit 4(i)
x.Governmental Approvals; No Conflicts.
39.The execution, delivery and performance by each Loan Party of the Loan Documents it is party to and the borrowing of the Term Loans do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) information filings to be made in the ordinary course of business, which filings are not a condition to such Loan Party’s performance under the Loan Documents and (ii) such as have been obtained or made and are in full force and effect and not subject to any appeals period.
40.The Transactions will not (i) violate the charter, by-laws or other organizational documents of any Loan Party, (ii) violate any applicable law or regulation or any order of any Governmental Authority, (iii) violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, and (iv) result in or require the creation or imposition of any Lien on any asset of any Loan Party.
y.Financial Condition; No Material Adverse Change.
41.ALLETE has previously delivered to the Lender copies of (i) its Form 10-K for the fiscal year ended December 31, 2019, containing the audited consolidated balance sheet of ALLETE and its Subsidiaries and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ending December 31, 2019, and (ii) the unaudited consolidated balance sheet of ALLETE and its Subsidiaries and the related unaudited consolidated statements of income, equity and cash flows for the fiscal quarter ended September 30, 2020 (collectively, including the applicable related notes and schedules, the “ALLETE Financial Statements”). All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of the operations of ALLETE and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal, year-end audit adjustments).
42.Since September 30, 2020, there has been no Material Adverse Change.
z.Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary that (a) if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for any Disclosed Matters, and except that the commencement by any Loan Party, any Subsidiary or any Governmental Authority of a rate proceeding, fuel adjustment clause audit or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that would reasonably be expected to have a Material Adverse Effect, or (b) involve any Loan Document or the Transactions.
aa.Environmental Matters. Except for the Disclosed Matters, ALLETE and its Subsidiaries (a) are in compliance with Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Law to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license, or approval, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

Exhibit 4(i)
ab.Investment Company Status. Neither ALLETE nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.
ac.ERISA. Each of ALLETE and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
ad.Disclosure.
43.None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of, or delivered under any Loan Document when taken as a whole (as modified or supplemented by other information so furnished, including the information contained in ALLETE’s most recent annual report on Form 10-K and in ALLETE’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or a projection (including statements concerning future financial performance, ongoing business strategies or prospects or possible future actions, and other forward-looking statements), the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
44.As of the Closing Date, to the best knowledge of each Loan Party, the information included in the Beneficial Ownership Certification applicable to such Loan Party provided on or prior to the Closing Date to the Lender in connection with this Agreement is true and correct in all respects.
ae.Subsidiaries. As of the date hereof, the Loan Parties have only the Subsidiaries set forth on Schedule 5.10. Schedule 5.10 sets forth with respect to each Subsidiary, the identity of each Person that owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person. The shares of each Subsidiary (excluding any Immaterial Subsidiary) are duly authorized, validly issued, fully paid and non-assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.01.
af.Use of Proceeds; Federal Reserve Regulations.
45.The proceeds of the Term Loans will be used for general corporate purposes not inconsistent with the terms of this Agreement.
46.Neither ALLETE nor any Subsidiary is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of the Term Loans, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.

Exhibit 4(i)
47.No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock (other than any purchase of Equity Interests in ALLETE so long as such Equity Interests are retired immediately upon the purchase thereof) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of any Loan Party or any Subsidiary.
ag.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
ah.Anti-Money Laundering and Anti-Terrorism Finance Laws. The Loan Parties implemented and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. To the extent applicable, each Loan Party is in compliance, in all material respects, with Anti-Corruption Laws, anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).
ai.Foreign Corrupt Practices Act. No part of the proceeds of the Term Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
aj.Sanctions Laws. No Loan Party nor, to the knowledge of such Loan Party, any Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Term Loans, is any of the following (a “Restricted Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001; (ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program identified on the lists maintained by OFAC; or (iv) a Person that derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Further, none of the proceeds from the Term Loans shall be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization or Person subject to OFAC sanctions.
ak.Plan Assets; Prohibited Transactions. As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments or this Agreement.
ARTICLE VI.

AFFIRMATIVE COVENANTS
Until the principal of and interest on all Term Loans and all other amounts payable under the Loan Documents shall have been paid in full, each Loan Party covenants and agrees with the Lender that:

Exhibit 4(i)
al.Financial Statements and Other Information. The Borrower will furnish to the Lender:
48.As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of ALLETE’s Annual Report on Form 10-K in respect of such fiscal year required to be filed by ALLETE with the SEC, together with the financial statements attached thereto, and (ii) ALLETE’s audited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial conditions and results of operations of ALLETE and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied during such fiscal year;
49.As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a copy of ALLETE’s Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by ALLETE with the SEC, together with the financial statements attached thereto, and (ii) ALLETE’s unaudited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial conditions and results of operations of ALLETE and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;
50.Within 60 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, beginning with the fiscal quarter ended March 31, 2021, a Compliance Certificate, signed by a Financial Officer of ALLETE (or such other officer as shall be acceptable to the Lender) as to ALLETE’s compliance, as of such fiscal quarter ending date, with Section 7.05, and as to the absence of any Default as of such fiscal quarter ending date and the date of such certificate (or if a Default existed or exists, the nature thereof); and
51.promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request and (ii) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
am.Notices of Material Events. The Borrower will furnish the following to the Lender:
52.prompt written notice of the occurrence of any Default, specifying the nature thereof and any action taken or proposed to be taken with respect thereto;
53.promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which ALLETE or any of its Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental

Exhibit 4(i)
Authority succeeding to the functions thereof, and (ii) upon the written request of the Lender, reports that ALLETE or any of its Subsidiaries send to or file with the Federal Energy Regulatory Commission, the WPS, the MPUC or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;
54.prompt written notice of (i) any material citation, summons, subpoena, order, notice, claim or proceeding received by, or brought against, ALLETE or any of its Subsidiaries, with respect to (A) any proceeding before any Governmental Authority (other than proceedings in the ordinary course of business before the WPS or the MPUC), or (B) any real property under any Environmental Law, and (ii) any lapse or other termination of, or refusal to renew or extend, any material franchise or other authorization issued to ALLETE or any of its Subsidiaries by any Governmental Authority (other than in the ordinary course of business), provided that any of the foregoing set forth in this paragraph would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
55.prompt written notice of any change by any Rating Agency in a Senior Debt Rating; and
56.any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under Section 6.02(a) or Section 6.02(c) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which ALLETE posts such documents, or provides a link thereto, on ALLETE’s website on the Internet at the website address listed in Section 10.02; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender), provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender if the Lender requests that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.
an.Legal Existence. Except as permitted under Section 7.02, each Loan Party shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect, and cause each of the Subsidiaries to maintain its qualification to do business and good standing in each jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect (it being understood that the foregoing shall not prohibit the Loan Parties from dissolving or terminating the existence of any Subsidiary (other than the Borrower or ALLETE Clean Energy) that is inactive or whose preservation otherwise is no longer desirable in the conduct of the business of ALLETE and its Subsidiaries considered as a whole).

Exhibit 4(i)
ao.Taxes. Each Loan Party shall pay and discharge when due, and cause each of the Subsidiaries so to do, all taxes imposed upon it or upon its property, which if unpaid would, individually or collectively, reasonably be expected to have a Material Adverse Effect or become a Lien on the property of such Loan Party or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such taxes shall be contested in good faith and by appropriate proceedings diligently conducted by such Loan Party or such Subsidiary, as the case may be.
ap.Insurance. Each Loan Party shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that the Loan Parties and their Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates and to the extent consistent with prudent business practice. The Loan Parties shall furnish to the Lender, upon written request, full information as to the insurance carried.
aq.Condition of Property. Each Loan Party shall at all times maintain, protect and keep in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all material property necessary to the operation of such Loan Party’s or such Subsidiary’s, as the case may be, material businesses, provided that nothing shall prevent the Loan Parties or their Subsidiaries, as appropriate, from discontinuing the maintenance or operation of any property if such discontinuance is, in the judgment of such Loan Party or such Subsidiary, desirable in the conduct of the business of such Loan Party or such Subsidiary. It is understood that this covenant relates only to working order and condition of such property in accordance with prudent industry practices and shall not be construed as a covenant not to dispose of property.
ar.Observance of Legal Requirements. Each Loan Party shall observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws, regulations and orders of any Governmental Authority which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which would individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and, if applicable, by appropriate proceedings diligently conducted by it.
as.Inspection of Property; Books and Records; Discussions. Each Loan Party shall keep proper books of record and account in conformity with GAAP and all requirements of law. Each Loan Party shall permit representatives of the Lender to visit its offices, to inspect any of its property (subject to reasonable procedures relating to safety and security) and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, property and financial condition of such Loan Party and its Subsidiaries with the officers thereof and the Accountants; provided that none of the Lender, its agents, or its representatives shall be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, such Loan Party’s records relating to pending or threatened litigation if any such disclosure by such Loan Party would reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of such Loan Party or any of its Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to such Loan Party or any of its Subsidiaries in the defense of such litigation; and provided further that in the case of any discussion with the Accountants, such Loan Party shall have been given the opportunity to participate in such discussion and, unless a Default exists, the Lender shall pay any fees and expenses of the Accountant in connection therewith.

Exhibit 4(i)
ARTICLE VII.

NEGATIVE COVENANTS
Until the principal of and interest on all Term Loans and all other amounts payable under the Loan Documents shall have been paid in full, each Loan Party covenants and agrees with the Lender that:
at.Liens. Each Loan Party shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it, except:
57.Liens now existing or hereafter arising in favor of the Lender under the Loan Documents;
58.Permitted Encumbrances;
59.any Lien existing on any property prior to the acquisition thereof by any Loan Party or any Subsidiary, or existing on any property of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary or that is merged with or into or consolidated with any Loan Party or any Subsidiary prior to such merger or consolidation, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger or consolidation, as the case may be, (ii) such Lien shall not apply to any other property of any Loan Party or any Subsidiary and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Loan Party or such merger or consolidation, as the case may be;
60.Liens (including precautionary Liens in connection with Capital Lease Obligations) on fixed or capital assets and other property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery, and related accounts, financial assets, contracts and general intangibles) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by any Loan Party or any Subsidiary, provided that (i) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 270 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development, improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), as the case may be, (ii) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (iii) such security interests shall not apply to any other property beyond the relevant property set forth in this Section 7.01(d) (and in the case of construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located) and Section 7.01(f), as applicable, of any Loan Party or any Subsidiary;
61.Liens created under or in connection with the Mortgage and the SWLP Mortgage;
62.Liens on any Equity Interest owned or otherwise held by or on behalf of any Loan Party or any Subsidiary in any Person created as a special purpose, bankruptcy-remote

Exhibit 4(i)
Person for the sole and exclusive purpose of engaging in activities in connection with the owning and operating of property in connection with any project financing permitted to be secured under Section 7.01(d);
63.Liens created to secure Indebtedness of any Subsidiary to any Loan Party or to any other Subsidiary;
64.rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other product developed, produced, manufactured, generated, purchased or otherwise acquired by any Loan Party or by others on property of any Loan Party or any Subsidiary, provided that no Lien described in this paragraph shall secure Indebtedness;
65.Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing Section 7.01(a) through Section 7.01(h), provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property);
66.Liens on cash or invested funds used to make a defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision in the agreement governing such Indebtedness, provided that immediately before and immediately after giving effect to the making of such defeasance, no Default shall exist;
67.Liens on all CoBank Equities now owned or hereafter acquired by ALLETE; and
68.any Lien, in addition to those described in the foregoing Section 7.01(a) through Section 7.01(k), securing obligations that, together with all other obligations secured pursuant to this Section 7.01(l), do not exceed 10% of Consolidated Assets at the time of the incurrence thereof.
au.Merger; Consolidation. Each Loan Party shall not, and shall not permit any Subsidiary (excluding any Immaterial Subsidiary) to undergo a division (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or consolidate with or merge into any other Person (other than a merger of a Subsidiary (other than the Borrower or ALLETE Clean Energy) into, or a consolidation of a Subsidiary with, a Loan Party or another Subsidiary), unless:
69.immediately before and after giving effect thereto no Default shall exist;
70.immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Lender and are satisfactory to the Lender;

Exhibit 4(i)
71.in the case of a transaction involving the Borrower, either (i) the Borrower shall be the surviving entity thereof, or in the event the Borrower shall not be the surviving entity thereof, each of the following conditions shall be satisfied: (A) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (B) such surviving entity shall, immediately after giving effect to such transaction, have an Investment Grade Rating and (C) such surviving entity shall have expressly assumed the obligations of the Borrower under the Loan Documents pursuant to a writing in form and substance satisfactory to the Lender; and (ii) the Lender shall have received a certificate signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, or consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in Sections 7.02(a), 7.02(b) and 7.02(c)(i); and
72.in the case of a transaction involving a Guarantor, either (i) such Guarantor shall be the surviving entity thereof, or in the event such Guarantor shall not be the surviving entity thereof, each of the following conditions shall be satisfied: (A) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (B) such surviving entity shall, immediately after giving effect to such transaction, have an Investment Grade Rating and (C) such surviving entity shall have expressly assumed the obligations of such Guarantor under the Loan Documents pursuant to a writing in form and substance satisfactory to the Lender; and (ii) the Lender shall have received a certificate signed by a duly authorized officer of such Guarantor identifying the Person to be merged with or into, or consolidated with, or acquired by, such Guarantor, and certifying as to each of the matters set forth in Sections 7.02(a), 7.02(b) and 7.02(c)(i).
For purposes of Section 7.02(c) above, “Investment Grade Rating” means a Senior Debt Rating from at least two Rating Agencies equal to (1) for any transaction where the surviving entity has a Senior Debt Rating, a rating for such surviving entity of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s and (2) for any transaction where the surviving entity is an indirect or direct holding company for a public utility that does not have a Senior Debt Rating, a rating for such surviving entity’s primary utility Subsidiary of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s.
av.Transactions with Affiliates. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less materially favorable to such Loan Party or such Subsidiary, as the case may be, than could be obtained on an arm’s-length basis from unrelated third parties, provided that this Section shall not apply to (i) any transaction that is in compliance with applicable laws and regulations of the Federal Energy Regulatory Commission, the WPS or the MPUC pertaining to affiliate transactions or is authorized by a tariff or rate schedule which has been approved by a Governmental Authority or performed in accordance with its orders, (ii) any transaction that is otherwise permitted under Section 7.02, (iii) entering into the Construction Loan Agreement and any transactions contemplated thereunder, and (iv) transactions pursuant to any contract in effect on the date hereof, as the same may be amended, extended or replaced from time to time so long as such contract as so amended, extended or replaced is, taken as a whole, not materially less favorable to the Loan Party and its Subsidiaries than under those contracts in effect on the date hereof.

Exhibit 4(i)
aw.Permitted Hedge Agreements. No Loan Party shall enter into any Hedge Agreements other than (a) Permitted Hedge Agreements and (b) transactions in futures, floors, collars and similar Hedge Agreements involving the stock price of a Person involved in a merger transaction permitted by Section 7.02.
ax.Financial Covenant. Commencing with the fiscal quarter ended March 31, 2021, ALLETE shall not permit Total Indebtedness to be greater than 65% of Total Capitalization as of the end of any fiscal quarter.
ay.Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. Each Loan Party shall not, and shall not permit any Subsidiary to, (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition set forth in any Anti-Terrorism Law, (ii) cause or permit any of the funds that are used to repay any obligation under the Loan Documents to be derived from any unlawful activity with the result that the making of the Term Loans would be in violation of any applicable law, (iii) use any part of the proceeds of the Term Loans, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (iv) use any of the proceeds from the Term Loans to finance any operations, investments or activities in, or make any payments to, any Restricted Person or in any manner that would result in the violation of any applicable sanctions.
az.Use of Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, use the proceeds of the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase assets from or securities from or issued by, or to repay any obligation to the extent such purchase or repayment constitutes a “covered transaction” (as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c)) owed to, an “affiliate” of the Lender, as such term is defined in Regulation W promulgated by the Board.
ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES
ba.Events of Default.
Any of the following shall constitute an Event of Default:
73.any Loan Party shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
74.any Loan Party shall fail to pay any interest on any Term Loan or any fee, commission or any other amount (other than an amount referred to in Section 8.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
75.any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or

Exhibit 4(i)
modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
76.any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03 (with respect to such Loan Party’s existence), Section 7.02, Section 7.04, Section 7.05 (with respect to ALLETE) or Section 7.06;
77.any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 7.01 or Section 7.03 and such failure shall continue unremedied for a period of ten days after such Loan Party shall have obtained knowledge thereof.
78.any Loan Party shall fail to observe or perform any covenant, condition or agreement applicable to such Loan Party contained in any Loan Document to which it is a party (other than those specified in Section 8.01(a), Section 8.01(b), Section 8.01(d) or Section 8.01(e)), and such failure shall continue unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof;
79.any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect to any Material Obligations, when and as the same shall become due and payable and after the expiration of any applicable grace period;
80.any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this Section 8.01(h) shall not apply to (i) Indebtedness that becomes due as a result of a notice of voluntary prepayment or redemption delivered by a Loan Party or a Subsidiary, (ii) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iii) intercompany indebtedness or (iv) the exercise of any contractual right to cause the prepayment of any Material Obligations (other than the exercise of a remedy for an event of default under the applicable contract or agreement);
81.except for Immaterial Transactions and transactions expressly permitted by Section 6.03 with respect to Subsidiaries, any Loan Party or any Subsidiary shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or

Exhibit 4(i)
fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of any Loan Party or any Subsidiary;
82.except to the extent arising solely out of an Immaterial Transaction, an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging any Loan Party or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Loan Party or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or any Subsidiary of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation (other than, in the case of a Subsidiary, voluntary liquidation, not under any bankruptcy, insolvency or similar law) of the affairs of any Loan Party or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days;
83.one or more judgments or decrees against any Loan Party or any Subsidiary or any combination thereof aggregating in excess of $35,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 consecutive days;
84.any Loan Document shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing or shall disavow any of its Obligations;
85.an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
86.any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect;
87.a Change in Control shall occur; or
88.ALLETE shall fail to own, directly or indirectly, substantially all of the assets of Minnesota Power.
If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

Exhibit 4(i)
bb.Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
89.declare the Term Commitment to be terminated, whereupon such commitment and obligation shall be terminated;
90.declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
91.exercise all rights and remedies available to it under the Loan Documents or applicable law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.
bc.Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.
ARTICLE IX.

CONTINUING GUARANTY
bd.Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under

Exhibit 4(i)
this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
be.Rights of Lender.
Each Guarantor consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
bf.Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
bg.Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
bh.Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Term Commitment and the Term Facility are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured.

Exhibit 4(i)
bi.Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or the Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
bj.Stay of Acceleration.
If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Lender.
bk.Condition of Borrower.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that the Lender has no duty, and such Guarantor is not relying on the Lender at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).
bl.Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.
ARTICLE X.

MISCELLANEOUS
bm.Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the applicable Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Exhibit 4(i)
bn.Notices; Effectiveness; Electronic Communications.
92.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Loan Parties or the Lender on Schedule 1.01.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
93.Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
For purposes of Section 6.02, ALLETE’s website is www.allete.com.
94.Change of Address, Etc. Each of the Loan Parties and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
95.Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party and which the Lender,

Exhibit 4(i)
in good faith, believes to be genuine, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party, provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Lender or such Related Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by either party, and each of the parties hereto hereby consents to such recording.
bo.No Waiver; Cumulative Remedies; Enforcement.
No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
bp.Expenses; Indemnity; Damage Waiver.
96.Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.
97.Indemnification by Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Term Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of the Subsidiaries, or any liability under any Environmental Law related in any way to any Loan Party or any of the Subsidiaries or (iv) any actual or prospective claim,

Exhibit 4(i)
litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or any or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) a breach in bad faith by such Indemnitee or arising solely from claims between or among one or more Indemnitees.
98.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (except for any claims by the Loan Parties for damages arising from the gross negligence or willful misconduct of such Indemnitee; provided that no Indemnitee shall be liable for any such damages except to the extent determined by a court of competent jurisdiction in a final nonappealable judgment).
99.Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.
100.Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Term Commitment and the repayment, satisfaction or discharge of all the other Obligations.
bq.Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
br.Successors and Assigns.
101.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its

Exhibit 4(i)
rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) by an assignment in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest in accordance with the provisions of subsection (d) of this Section.
102.Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided, that, unless such assignment is to an Affiliate of the Lender:
xii.the aggregate amount of the principal outstanding balance subject to such assignment shall not be less than $5,000,000, except in the case of an assignment of the entire remaining amount of the Term Loan or unless the Borrower consents to such assignment; and
xiii.each of the Loan Parties shall have consented to such assignment (such consent not to be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing; provided that each Loan Party shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.
103.Participations. The Lender may at any time, without the consent of, or notice to, any Loan Party, sell participations to any Person in all or any portion of the Lender’s rights and/or obligations under this Agreement; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
104.Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
bs.Treatment of Certain Information; Confidentiality.
105.Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties that need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of

Exhibit 4(i)
any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vi) on a confidential basis to any rating agency in connection with rating ALLETE or its Subsidiaries or the credit facilities provided hereunder, (vii) with the consent of the Loan Party to which such information applies, or to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers the Lender in connection with the administration of this Agreement, the other Loan Documents and the Term Commitment.
106.Press Releases. Each Loan Party and its Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) such Loan Party or such Affiliate is required to do so under law and then, such Loan Party or such Affiliate will, to the extent permitted by applicable law and practicable, consult with such Person before issuing such press release or other public disclosure.
107.Customary Advertising Material. The Loan Parties consent to the publication by the Lender, at the Lender’s own expense, of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties, provided that such use complies with the Loan Parties’ logo and trademark standards.
bt.Right of Setoff.
If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand

Exhibit 4(i)
under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
bu.Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
bv.Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
bw.Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Term Borrowing, and shall continue in full force until the Facility Termination Date.

Exhibit 4(i)
bx.Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
by.Governing Law; Jurisdiction; Etc.
108.GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
109.SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
110.WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO

Exhibit 4(i)
THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.13(b) OF THIS SECTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
111.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
bz.Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
ca.Acknowledgment Regarding Any Support QFCs.
112.To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special

Exhibit 4(i)
Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
113.As used in this Section 10.15, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C 1841(k)) of such party.
“Covered Entity” means any of the following:
xiv.a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
xv.a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
xvi.a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
cb.No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to any Loan Party or any of their Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

Exhibit 4(i)
cc.Electronic Execution.
The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.
cd.PATRIOT Act Notice.
The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party agrees to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
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Exhibit 4(i)
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:    CADDO WIND, LLC
By:
Name:
Title:
GUARANTORS:    ALLETE, INC.
By:
Name:
Title:
ALLETE CLEAN ENERGY, INC.
By:
Name:
Title:
LENDER:    BANK OF AMERICA, N.A.,
as Lender
By:
Name:
Title: